EX-3.1.(i)
                            ARTICLES OF INCORPORATION

                                       OF

                             PACIFIC GENETICS GROUP



                                    ARTICLE I

         The complete name of the corporation is to be:

                             PACIFIC GENETICS GROUP


                                   ARTICLE II

         Its principal office in the state of Nevada ARTICLE III

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the general corporation laws of Nevada.

                                   ARTICLE IV

         This Corporation shall have the authority to issue an aggregate of five hundred thousand (500,000) shares of common capital stock, par value one mill ($.01) per share for a total capitalization of fifty thousand dollars ($50,000). Each share shall be entitled to the same dividend, liquidation, and voting rights. No shareholder shall have cumulative voting rights for the purpose of electing a director.

                                   ARTICLE V

         The members of the governing board of this Corporation shall be styled directors and the number thereof at the inception of this Corporation shall be


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one (1). The number of Directors may from time to time be increased or decreased in such manner as shall be provided for by the By-laws of the corporation. Director(s) need not be Shareholders of this Corporation, nor residents of the State of Nevada. The name and office address of the first Board of Directors who shall hold office until his successor is duly elected, is as follows:

Name                               Address
----                               -------

Doran E. Laidlaw                   916 Peggy Lane
                                   Menlo Park, CA 94025

                                   ARTICLE VI

         The capital stock of this Corporation, after the amount of the subscription rice has been paid in, shall never be assessable, or assessed to pay debts of this Corporation.

                                   ARTICLE VII

         The name and address of the Incorporator signing these Articles of Incorporation is as follows:


Name                               Address
----                               -------

Doran E. Laidlaw                   916 Peggy Lane
                                   Menlo Park,  CA 94025

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                                 ARTICLES VIII

         The period of duration of this Corporation shall be perpetual unless otherwise amended by the Shareholders.

                                   ARTICLE IX

         The Directors shall have the power to make and to alter or amend the By-laws; to fix the amount to be reserved as working capital and to authorize and cause to be executed mortgages and liens, without limit as to amount, upon the property and franchise of this Corporation.

         With the consent in writing, and pursuant to a vote of the majority of the holders of the capital stock issued and outstanding, the Directors shall have the authority to dispose of, in any manner, the whole property of this Corporation.

         The By-laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the shareholders; and no shareholder shall have any right of inspection of any account, book, or document of this Corporation, expect as conferred by law or By-laws or by resolution of the shareholders. The shareholders and directors shall have the power to hold meeting and keep the books, documents and papers of this Corporation, except as conferred by law or By-laws or by resolution of the shareholders.


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         The shareholders and directors shall have the power to hold meetings and keep the books, documents and papers of the Corporation outside of the State of Nevada, at such places as may be from time to time designated by the By-laws or by resolution of the shareholders and directors, except as otherwise required by the laws of Nevada.

         It is the intention that the objects, purposes and powers specified in
Article III hereof shall, except where otherwise specified in Article III, be nowise limited or restricted by reference to or inference from the terms of any other clause or Article in this Certificate of Incorporation, but that the object, purpose and powers specified in Article III and each of the clauses or Articles of this Charter shall be regarded as independent objects, purposes, and powers.

                                   ARTICLE X

         After the formation of this Corporation, shareholder(s) and non-shareholders alike shall be entitled to purchase and/or subscribe for shares of this Corporation which may thereafter be offered for sale. No purchased shall have any rights greater than any other to purchase took of his corporation and shall not have any preemptive rights as that term is defined under NRS 78.265.



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